FOR IMMEDIATE RELEASE

StatSure and Chembio Agree to End Litigation and Enter Agreement to Commercialize HIV Barrel Technology

Contact: For Chembio: James Carbonara, The Investor Relations Group 212-825-3210; For StatSure: Investor Relations 508-872-2625

MEDFORD, NY; FRAMINGHAM, MA; October 5, 2006 - StatSure Diagnostic Systems, Inc. (OTCBB: SSUR) and Chembio Diagnostics, Inc. (OTCBB:CEMI ) announced today that they have entered into a series of agreements that provide Inverness Medical Innovations, Inc. (AMEX:IMA) with exclusive worldwide marketing rights to Chembio’s FDA-cleared, point of care, rapid, SURE CHECK(R) HIV 1/2 product for the detection of HIV 1 & 2 antibodies. This test utilizes StatSure’s patented barrel technology, designed to provide convenient, safe, accurate and integrated single-use, rapid HIV antibody screening, and to minimize exposure to infectious agents; it will be exclusively manufactured by Chembio for Inverness’ distribution.

Chembio and StatSure have entered into a Settlement Agreement pursuant to which all matters in their litigation regarding SDS’ barrel patent and other matters have been settled. The Settlement Agreement, which is related to the parties’ three-way agreements with Inverness (details of these agreements are being announced separately), provides that Chembio and StatSure will equally share the profits, and that they will act jointly in the HIV barrel field towards commercializing this technology and its ensuing products for the HIV market. The settlement combines each company’s HIV barrel intellectual property, including an exclusive manufacturing license from StatSure to Chembio of its barrel patent for all HIV applications.

Recently the CDC formally issued new recommendations for routine HIV testing for all Americans between the ages of 13 and 64. Chembio anticipates receiving a CLIA (Clinical Laboratory Improvement Act) waiver from the FDA for these products soon, which will greatly expand the number of potential professional sites at which these tests could be performed.

Chembio’s SURE CHECK(R) HIV 1/2 product is approved for use with finger-stick or venous whole blood, plasma, and serum, and has sensitivity and specificity performance specifications of 99.7% and 99.9% respectively; furthermore these HIV products have a twenty-four month shelf life, which is substantially longer than competing products. SDS’ patented barrel technology enables convenient, direct collection of a whole blood sample from the finger tip without need for a separate sample transfer device. This format also results in a closed system designed to reduce exposure to potentially infectious material.

Lawrence Siebert, President of Chembio commented, “We are pleased to end the litigation with StatSure and enter this new agreement so that we can deploy our capital more productively. We look forward to working together with StatSure and Inverness to capitalize on the significant global opportunity for the HIV barrel product.”

Steve Peltzman, President of StatSure commented, “Litigation is always a time-consuming, expensive win-lose battle. Our Settlement represents an authentic win-win-win for each of the parties involved and certainly jump starts our ability to commercialize this important technology. We now are partners in the HIV Barrel Field and intend to add and receive significant value to and from this strategic relationship.”

ABOUT CHEMBIO
Chembio Diagnostics, Inc. (OTCBB: CEMI), a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM) rapid tests. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease, and has developed a patent-pending technology, the Dual Path Platform (DPP(TM)), for its next generation HIV and other rapid tests. For additional information please visit www.chembio.com. Chembio has scheduled an investor web cast and conference call l for Tuesday October 10, 2006 at 4:30 pm EDT to discuss these transactions as well as its recent financing. Details to follow in a subsequent press release.

ABOUT STATSURE
StatSure Diagnostic Systems, Inc. (OTCBB: SSUR) is engaged in the development, manufacture and marketing of rapid immunoassay tests for the detection of sexually transmitted and other infectious diseases; in addition, the Company has developed and is marketing a product line of patented, oral- fluid collection devices. The Company's proprietary platforms provide significant customer benefits and competitive advantages as compared to similar products that are currently available. Improved accuracy, operator convenience, and reduced risk of infection from collecting and handling specimens, have been engineered into SDS products. All of the company's diagnostic tests are based on the same easy-to-use technology platform, thus facilitating the development of future products. Certain of these products are sold in the United States as well as internationally to various distributors for use in clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations. Please visit our website at http://www.StatSure.com

This press release may contain forward-looking statements within the meaning of the federal securities laws. These statements reflect the parties' current views with respect to future events and are based on management's current assumptions and information currently available. Actual results may differ materially due to numerous factors, including without limitation, the future demand for HIV testing products; Inverness’ ability to successfully commercialize the products; the intensely competitive environment in the relevant markets and the risks and uncertainties described in periodic reports filed by each of the parties with the Securities and Exchange Commission under the federal securities laws, including their periodic reports on Form 10-Q or Form 10-QSB, as applicable, for the period ended June 30, 2006. The parties undertake no obligation to update any forward-looking statements contained herein.